Exhibit 10.7

INNOCOLL AG

SOFINNOVA VENTURE PARTNERS VIII, L.P.

CERTAIN SHAREHOLDERS OF INNOCOLL AG

SUPERVISORY BOARD MEMBER NOMINATION AND VOTING AGREEMENT

DATED JULY [●], 2014

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THIS SUPERVISORY BOARD MEMBER NOMINATION AND VOTING AGREEMENT (this “Agreement”) is made on July [●], 2014.

Between:

1)	INNOCOLL AG, a stock corporation (Aktiengesellschaft) incorporated in the Federal Republic of Germany and registered with the commercial register (Handelsregister) of the Local Court (Amtsgericht) of Regensburg with its registered office located at Midlands Innovation and Research Centre, Dublin Road, Athlone, County Westmeath, Ireland (the Company);

2)	SOFINNOVA VENTURE PARTNERS VIII, L.P., a Delaware limited partnership, with its registered office located at 3000 Sand Hill Road, 4-250 Menlo Park, CA 94025 (Sofinnova); and

3)	the shareholders of the Company listed on Schedule A hereto (the Significant Shareholders and, collectively with the Company and Sofinnova, the Parties, and each a Party).

Whereas:

(A) Sofinnova has provided an indication of interest to acquire up to US $15 million in the Company in the form of ADSs (as defined below) at the closing of the IPO (as defined below) (the Investment);

(B) It is understood that an investment in the ADSs of the Company by Sofinnova in the IPO would be beneficial to the Company and its shareholders;

(C) The Parties agree that, if it makes the above purchase, Sofinnova shall have the right, subject to the provisions set forth below, to designate a nominee to be appointed or elected to the Board (as defined below) in accordance with the terms of this Agreement; and

(D) The Significant Shareholders agree to vote for the appointment or election of the Sofinnova Board Nominee (as defined below) in accordance with the terms of this Agreement.

It is hereby agreed as follows:

1.	Interpretation and Definitions

1.1           In this Agreement, unless the context requires otherwise, the following words and expressions shall have the meanings respectively set out opposite them:

ADSs means the Company's American Depositary Shares, each representing 1/13.25 (or such other ratio as shall be finally agreed upon at the closing of the IPO) Ordinary Shares;

Affiliate has the meaning set forth in Rule 12b-2 promulgated under the U.S. Securities Exchange Act of 1934, as amended;

Board means the Company's supervisory board;

Board Member means a member of the Board;

Constitutional Documents means the Articles of Association, the rules of the Supervisory Board and the rules of the management board of the Company, as the same are in effect from time to time;

Effective Date means such date on which Sofinnova has acquired ADSs as part of the Investment with a value at the time of the acquisition of at least the Sofinnova Minimum Investment;

EGM means an extraordinary general meeting of the shareholders of the Company;

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government;

IPO means the initial public offering of the ADSs;

Law means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority;

Ordinary Shares means the ordinary shares of the Company, €1.00 notional value per share;

Person means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof;

Purchased ADSs means the ADSs acquired by Sofinnova pursuant to the Investment;

Shareholders shall mean all shareholders of the Company from time to time;

Sofinnova Minimum Investment means an Investment in the amount of US$12.0 million, or such lesser amount as the Company or its underwriters may allocate to Sofinnova in the IPO;

Sofinnova Board Nominee means a Board member nominated for appointment to the Board by Sofinnova in accordance with this Agreement.

1.2           Section headings and the table of contents are inserted for ease of reference only and shall not in any way affect the interpretation of this Agreement.

1.3           References to Sections are to be construed as references to the Sections of this Agreement.

1.4           References to any other document or any provision thereof shall be construed as references thereto as it is in force for the time being and as amended or supplemented or replaced

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from time to time in accordance with the terms thereof or, as the case may be, with the agreement of the relevant Parties or the consent of a specified Party.

1.5           Words importing the plural shall include the singular and vice versa and words importing the masculine gender shall include the feminine and vice versa and words denoting persons shall include companies and other legal entities.

1.6           References to any Law or provision of any Law include any Law or statutory provision of any Law which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant Law or provision of any Law.

2.	Nomination and election of Board Member

2.1           Sofinnova shall be entitled to designate one person for election or appointment to the Board. The Sofinnova Board Nominee shall be a person who is qualified to serve on the Board of a public pharmaceutical company that is not prohibited from serving on the Board by any applicable Law or rule or regulation of NASDAQ. Sofinnova agrees that its designee will make himself available to meet the members of the Supervisory Board and the Management Board prior to his election or appointment.

2.2           The Board, and the management board of the Company are required, within the limits of the applicable rules and regulations of the German Stock Corporation Act (Aktiengesetz) and the Constitutional Documents, to perform all relevant actions resulting in a Board membership of one Sofinnova Board Nominee as soon as practicable after the Effective Date and in any event no later than 45 days following the pricing of the IPO, including: (i) voting (whether at a EGM or by any other method permitted by Law) all their Ordinary Shares (including any Ordinary Shares underlying any ADRs); (ii) after receiving proper notice of any and all EGMs to vote on the approval of such matters, being present, in person or by proxy, along with any of their respective affiliated entities, as holders of Ordinary Shares (including any Ordinary Shares underlying any ADRs), at all such meetings so that all shares of voting securities beneficially; (iii) executing and delivering all related documentation and taking such other action in support of such matters as shall reasonably be requested by the Company and Sofinnova to carry out the terms and provisions of this Agreement;

2.3           Following notice from Sofinnova to the Company of the identity of the Sofinnova Board Nominee, the Company shall:

(a)          perform all relevant actions resulting in a Board membership of one Sofinnova Board Nominee, including, without limitation, if required, calling an EGM as soon as reasonably possible thereafter, taking into consideration the requirements of the Constitutional Documents and the German Stock Corporation Act;

(b)          perform such other acts as are required to put forward such Sofinnova Board Nominee for election at such EGM. If applicable, the Company shall include the Sofinnova Board Nominee in the list of nominees for election in the invitation to the

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EGM and take reasonable steps to support the election of such Sofinnova Board Nominee; and

(c)          if there is no vacancy or expected vacancy on the Board at the time that Sofinnova informs the Company of the identity of the Sofinnova Board Nominee, the Company shall perform such acts as are reasonably necessary to put forward for a vote to the Shareholders at the EGM to increase the number of members of the Board by three (3) such that one vacancy is available for the Sofinnova Board Nominee.

2.4           Each Significant Shareholder agrees, to the maximum extent permissible under applicable law, to (i) vote or instruct the Depositary to vote, all its Ordinary Shares (including any Ordinary Shares underlying any ADRs) registered in its name or beneficially owned by it as of the date hereof and any and all other securities of the Company legally or beneficially acquired by any Significant Shareholder after the date hereof (hereinafter collectively referred to as the Significant Shares) on all matters relating to the election of the Sofinnova Board Nominee so as to elect such Sofinnova Board Nominee (including agreeing to an increase in the size of the Board as set forth in Section 2.3(c) above, if necessary); and (ii) not to deposit its Ordinary Shares (including any Ordinary Shares underlying any ADRs) in a voting trust or otherwise subject its Ordinary Shares to any arrangement or agreement with respect to the voting thereof (except in each case, this Agreement); provided, however, if (A) the Significant Shareholder in good faith believes the Sofinnova Board Nominee would fail to meet any requirements of applicable Law or rule or regulation of NASDAQ, or (B) the Sofinnova Board Nominee has been convicted of a felony, the Significant Shareholder does not have any obligation hereunder with respect to such individual and the Significant Shareholder shall provide Sofinnova with a reasonable opportunity to designate a replacement nominee.

2.5           In the event that Sofinnova (together with its Affiliates) ceases to own ADSs equal to 50% of Purchased ADSs, the Sofinnova Board Nominee shall offer to resign from the Board. The Board shall, in its sole discretion, decide to accept or decline such resignation (for the avoidance of doubt, the Sofinnova Board Nominee shall not be precluded from resigning from the Board in accordance with the Constitutional Documents and applicable Law, and the Sofinnova Board Nominee shall be subject to removal from the Board in accordance with the Constitutional Documents and the German Stock Corporation Act). Nothing herein creates an obligation by the Company or the Significant Shareholders to nominate a Board member after the initial election or appointment of the Sofinnova Board Nominee.

2.6           Any nomination for appointment or election of a Sofinnova Board Nominee by Sofinnova under this Section 2 shall be by notice in writing delivered to the Management Board of the Company and signed on behalf of Sofinnova by an authorized signatory.

2.7           The Company shall reimburse the Sofinnova Board Nominee for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s policy on expense reimbursement for its Board members) in connection with attending meetings of the Board and for reasonable out-of-pocket expenses actually incurred while working for the benefit of the Company.

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2.8           Immediately following the appointment of the Sofinnova Board Nominee to the Board, the Company shall (i) add such designee as a covered party under the Company’s director and officer insurance policy and (ii) deliver to such Sofinnova Board Nominee an indemnification agreement, duly executed by the Company, and in the same form entered into by the Company with each of the Company’s other Board members, provided that such indemnification agreement is permitted under applicable law and that any such indemnification agreement is being entered into with other Board members of the Company.

2.9           To secure the obligations of the Significant Shareholders to vote their Significant Shares as required by the provisions of this Agreement, each Significant Shareholder hereby appoints any member of the Board or any person appointed by Sofinnova (each, a Proxy) as its, his or her true and lawful proxy and attorney-in-fact, with full power of substitution, to take all reasonable actions necessary to vote such Significant Shares in accordance with the provisions of this Agreement. The Proxy may exercise the irrevocable proxy granted to him or her hereunder, in his or her sole discretion, at any time any Significant Shareholder fails to comply with the provisions of this Agreement. The proxies and powers granted pursuant to this Section 2.9 are coupled with an interest and are given to secure the performance of each of the obligations of the Significant Shareholders hereunder. Such proxies and powers are irrevocable for the term of this Agreement and shall survive the death, incompetency, disability, bankruptcy or dissolution of such Significant Shareholder and bind the subsequent holders of such Significant Shares.

3.	Representations

The Company hereby represents and warrants to Sofinnova that the following representations are true and complete:

3.1           All corporate action has been taken on the part of the Board and Company’s shareholders that are necessary for the authorization, execution and delivery of this Agreement by the Company and the performance by the Company of the obligations to be performed by the Company as of the date hereof under this Agreement. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) as limited by the mandatory provisions of the German Stock Corporation Act.

3.2           The Significant Shareholders hold sufficient shares along with those shares held by Sofinnova (and will continue to hold sufficient shares following the closing of the IPO) to take all actions required to result in a Board membership of one Sofinnova Board Nominee as set forth in this Agreement.

4.	Termination of the Agreement

4.1           This Agreement (other than Sections 1, 2.8 and Sections 6 to 18 (inclusive) which shall remain in force) shall terminate with immediate effect, and save in respect of any prior breach or

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any such specified provisions, no Party hereto shall have any rights or obligations hereunder, upon the earliest of:

(a)          the initial election or appointment of the Sofinnova Board Nominee to the Board;

(b)          the date on which Sofinnova (together with its respective Affiliates) ceases to own ADSs equal to 50% of the Purchased ADSs;

(c)          the delivery of a written notice by Sofinnova to the Company requesting that this Agreement terminate; and

(d)          December 1, 2014.

5.	Notices

Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to Sofinnova at the address set forth below, or at such address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed), delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:	Innocoll Inc.
Midlands Innovation & Research Centre
Dublin Road,
Athlone,
Co. Westmeath
IRELAND

Attention:	Michael Myers, Ph.D., Chief Executive Officer

If to Sofinnova:	Sofinnova Ventures
3000 Sand Hill Road, 4-250
Menlo Park, CA 94025

Attention:	Hooman Shahlavi, Esq., General Counsel

If to the Significant

Shareholders:	At such address for the relevant Significant Shareholder set forth on Schedule A hereto.

6.	Amendment; Waiver

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each Party hereto. Neither the failure nor delay on the part of any Party

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hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

7.	Further Assurances

The Parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law and the Constitutional Documents, neither the Company nor any Significant Shareholder shall, directly or indirectly take any action that is intended to, or would reasonably be expected to result in, Sofinnova being deprived of the rights contemplated by this Agreement.

8.	Assignment

This Agreement will inure to the benefit of and be binding on the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other Parties hereto, and any attempted assignment, without such consents, will be null and void, provided, however, that Sofinnova shall be entitled to assign its rights hereunder to any of its wholly-owned Affiliates without such prior written consent so long as Sofinnova also transfers ADSs to any such Affiliate equal to 100% of the number of Purchased ADSs and such Affiliate agrees to be bound by all the obligations of Sofinnova under the Agreement.

9.	Third Parties

This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto.

10.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereof.

11.	Jurisdiction; Waiver of Jury Trial

In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the Parties unconditionally accepts the jurisdiction and venue of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York state court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the

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Parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. In any such judicial proceeding, the Parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 6. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.	Specific Performance

Each Party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other Parties hereto may be irreparably harmed and may not be made whole by monetary damages. Each Party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the Parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

13.	Entire Agreement

This Agreement sets forth the entire understanding of the Parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the Parties with respect to such subject matter.

14.	Severability

If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

15.	Table of Contents, Headings and Captions

The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

16.	Counterparts

This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

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17.	Effectiveness

This Agreement shall become effective on the Effective Date. For the avoidance of doubt, this Agreement shall be of no force or effect if Sofinnova does not acquire ADSs in the Investment with a value at the time of the acquisition of at least the Sofinnova Minimum Investment.

18.	No Recourse

This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

19.	Applicability

This Agreement applies only to (i) the Ordinary Shares attributed to each Significant Shareholder in the table under the header “PRINCIPAL SHAREHOLDERS” in the Company’s registration statement on Form F-1/A filed with the United States Securities and Exchange Commission (the “SEC”) on July 15, 2017; and (ii) and any and all other securities of the Company beneficially acquired by any Significant Shareholder after the date hereof (hereinafter collectively referred to as the Significant Shares) which would have been required to be included in the table referred to in (i) immediately above pursuant to the requirements of Form F-1 as promulgated by the SEC, provided that in the case of Morgan Stanley & Co. LLC, this Agreement only applies to securities held by the NY Distressed Debt Trading and Analytics Desk of Morgan Stanley & Co. LLC and not to any securities held by Morgan Stanley & Co. LLC as broker or other similar capacity on behalf of an unaffiliated third party.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

EXECUTED by
for and on behalf of INNOCOLL AG	[●]

Name:

EXECUTED by
for and on behalf of

SOFINNOVA VENTURE PARTNERS VIII, L.P.

By:  Sofinnova Management VIII, L.L.C.

Its General Partner

By:
Name:
Title:

ACKNOWLEDGED AND AGREED by
for and on behalf of the Innocoll AG Supervisory Board

By:  Jonathan Symonds

Its Chairman

By:

EXECUTED by
for and on behalf of [Significant Shareholders]

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

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SCHEDULE A

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